UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 30, 2007

MacDermid, Incorporated
(Exact name of registrant as specified in its charter)

Connecticut	06-0435750
(State of incorporation)	(IRS Employer
Identification No.)

1401 Blake Street, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code)  (720) 479-3062

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On March 30, 2007, MacDermid, Incorporated (the “Company”), in connection with the previously announced tender offer and consent solicitation being conducted by Matrix Acquisition Corp. (“Matrix”) with respect to the Company’s outstanding 9⅛% Senior Subordinated Notes due 2011 (the “Notes”), entered into a supplemental indenture, dated as of March 30, 2007, by and between the Company and The Bank of New York, as trustee (the “Supplemental Indenture”), supplementing that certain indenture dated as of June 20, 2001 with respect to the Notes (the “Indenture”).

The Supplemental Indenture effects certain amendments to the Indenture proposed in connection with the tender offer and consent solicitation, which amendments will eliminate substantially all of the restrictive covenants and certain events of default that are triggered or implicated by the previously announced merger between Matrix and the Company (the “Merger”) and the transactions contemplated by the Agreement and Plan of Merger among MDI Holdings, LLC, Matrix and the Company dated December 15, 2006 (the “Merger Agreement”). The amendments will not become operative unless and until the Notes tendered in the tender offer and consent solicitation are accepted for purchase pursuant to the terms of the tender offer and consent solicitation. Consummation of the tender offer and consent solicitation and payment of the related consideration are subject to the satisfaction or waiver of various conditions, including the consummation of the Merger and the transactions contemplated by the Merger Agreement, which are subject to the satisfaction or waiver of all the conditions precedent thereto contained in the Merger Agreement.

A copy of the Supplemental Indenture, attached hereto as Exhibit 4.1, is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Supplemental Indenture, dated as of March 30, 2007, by and between MacDermid, Incorporated and The Bank of New York, as trustee

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

MACDERMID, INCORPORATED

	By:	/s/ Gregory M. Bolingbroke
Gregory M. Bolingbroke
Senior Vice President, Finance

Dated: April 3, 2007

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 4.1	Supplemental Indenture, dated as of March 30, 2007, by and between MacDermid, Incorporated and The Bank of New York, as trustee